Exhibit 10.1
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February 26, 1997



                              AGREEMENT AND RELEASE
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Mr. Robert Cramer (hereinafter referred to as "you") has been informed that your employment with Marcam Corporation (hereinafter referred to as "Marcam" or the "Company") will end. It is hereby agreed by and between Marcam and you for good and sufficient consideration more fully described below, that:

1. Employment Status. Unless new employment is obtained sooner, your employment with the Company shall terminate on August 31, 1997 ("Termination Date"). Until that time, you will serve as Vice President, Business Development, reporting to Mike Quinlan. Effective as of the date of this Agreement, you are no longer an officer of the Company. As of the Termination Date, your salary shall cease and any entitlement you have or might have under any Company-provided benefit programs or any oral or written agreement shall terminate, except as required by federal or state law or otherwise described below.

2. Consideration.

         (a) Salary Continuation. The Company shall continue to pay you a total of $7,692.30 bi-weekly through the Termination Date. The bi-weekly payments will be made in accordance with the Company's normal payroll practices. All payments are subject to applicable (if any) federal, state, and local withholding, payroll and other taxes.

         (b) Voice-mail, E-mail and Equipment. You will continue to have access to Voice-mail, E-mail and the use of your computer through the Termination Date. An office will be provided on-site at Marcam equipped with a printer and facsimile machine.

         (c) Outplacement Services. If you wish, Marcam will arrange for Outplacement Services with a consulting company to be decided, for a period of up to three months beginning at your discretion. If interested, for more information on these Outplacement Services, please contact Heidi Johnson.

3. Other Benefits.

         (a) Health Insurance. The Termination Date shall be treated as a "qualifying event" under the Consolidated Budget Reconciliation Act of 1985 ("COBRA"). You will receive COBRA information under separate cover at the time of the Termination Date.

         (b) Incentive Stock Option Program. As a participant in the Incentive Stock Option Program, our records indicate that you will have available vested but unexercised options to purchase 40,000 shares of Marcam Common Stock. The following table reflects those vested stock options available to you as of the Termination Date.


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                            Number of Vested     Exercise Price Per
              Grant Date          Shares               Share

              2/29/96             40,000             $12.875


Pursuant to the terms and conditions of the Stock Plans under which your stock options have been granted, you must exercise all vested incentive stock options within ninety (90) days from the Termination Date, after which all such options expire. All other incentive stock options not yet exercisable will be forfeited in accordance with their terms.

For further information regarding the incentive stock option program, please contact Stock Plan, Inc. at (408) 980-6456.

4. Release. In exchange for receiving the monies and other benefits described in this Agreement, and your continued employment from today through the Termination Date, you agree and acknowledge that Marcam, its employees, agents, subsidiaries, affiliates, successors and assigns, have fully and completely satisfied any obligation to you. By receiving these monies and other benefits, you hereby release Marcam, its employees, directors, agents, subsidiaries, affiliates, successors and assigns from any claims arising out of your employment with Marcam or the termination of that employment.

This release is intended to be all encompassing and to act as a full and total release of any claims that you may have or have had against Marcam, its successors, assigns, directors, shareholders, officers, employees and/or agents, both individually and in their official capacity with Marcam, including, but not limited to, any federal or state law or regulation dealing with either employment or employment discrimination such as those laws or regulations concerning discrimination on the basis of age, race, color, religion, creed, sex, sexual orientation, national origin, ancestry, marital status, physical or mental disability, or veteran status or any military service or application for military service; any contract, whether oral or written, expressed or implied; or common law.

5. Settlement of Amounts Due Employee. The amounts set forth above in Section 2, together with any amounts previously provided to you by Marcam, shall be complete and unconditional payment, settlement, satisfaction and accord with respect to all obligations and liabilities of Marcam and any of its affiliated companies (including their respective successors, assigns, shareholders, officers, directors, employees, and/or agents) to you, and all claims, causes of action and damages against Marcam and/or any such other parties regarding your employment with and termination from employment with Marcam, including, without limitation, all claims for back wages, salary, draws, commissions, bonuses, vacation pay, expenses, compensation, severance pay, attorney's fees, compensatory damages, exemplary damages, or other costs or sums.

6. Marcam Files, Documents, and other Property. No later than the Termination Date, you will return to Marcam all Marcam property in your possession including, without limitation, credit cards, office keys, files, documents, manuals, and equipment. In addition, and if applicable, any outstanding travel advances, unpaid loans, and monies due on corporate credit cards, must be paid prior to the Termination Date. It is agreed that if you fail to return any such



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Marcam property that Marcam may offset any outstanding obligations against any of the monies to be provided to you under paragraph 2.

7. Confidential and Proprietary Information. The terms and conditions of the Marcam Corporation Employee Agreement on Ideas, Inventions, Confidential Information and Non-Competition (the "Employee Agreement") which you signed upon the commencement of employment, a copy of which is attached to this Agreement, shall survive the termination of your employment.

8. Non-Disparagement. You agree not to disparage the business, operations, marketing strategies, pricing policies, affairs and financial condition of Marcam and/or its successors, assigns, directors, shareholders, officers, employees and/or agents. Similarly, Marcam and/or its successors, assigns, directors, shareholders, officers, employees and/or agents agree not to disparage your business reputation.

9. Termination of Agreement. Marcam will have no further obligation under the terms of this Agreement if you commence other employment on or before the Termination Date or if you violate any of the terms of the Agreement. Specifically, in the event you commence employment with a third party prior to the Termination Date specified herein, your last date of employment with Marcam will be the date on which you commence such new employment.

10. Representations.

         (a) Except for the Employee Agreement, the foregoing represents the complete and exclusive agreement and understanding relating to the termination of your employment and supersedes any and all prior agreement of understanding, written or oral, between Marcam and you with respect to the subject matter herein.

         (b) You represent that you have read the foregoing Agreement, fully understand the terms and conditions of such Agreement, and is voluntarily executing the same. In entering this Agreement, you do not rely on any representation, promise or inducement made by Marcam, with the exception of the consideration described in this document.

         (c) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but which taken together shall constitute one instrument.


         Executed this 26th day of February, 1997.


              BY:  /s/ Robert A. Cramer
                   ------------------------
                   Robert A. Cramer



              BY:  /s/ Michael J. Quinlan
                   ------------------------
                   Michael J. Quinlan
                   President and Chief Executive Officer
                   Marcam Corporation



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